                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                   UST INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [UST LOGO]

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                     March 26, 1999

To the Stockholders of UST:

     The 1999 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 4th day of May 1999, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

          (1) to elect three directors for terms of three years each;

          (2) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1999;

          (3) to consider and act upon two stockholder proposals, if presented by the proponents; and

          (4) to consider and act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 4, 1999 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 26, 1999.

     YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR YOU MAY ALSO VOTE YOUR SHARES EITHER VIA TELEPHONE OR THE INTERNET. PLEASE READ THE INSTRUCTIONS PRINTED ON THE TOP PORTION OF YOUR PROXY CARD. THE COMPANY'S TRANSFER AGENT, WHICH IS TABULATING VOTES CAST FOR THE MEETING, WILL COUNT THE LAST VOTE RECEIVED FROM A STOCKHOLDER, WHETHER BY TELEPHONE, PROXY OR BALLOT OR ELECTRONICALLY THROUGH THE INTERNET. PLEASE NOTE ALL VOTES CAST VIA TELEPHONE OR THE INTERNET MUST BE CAST PRIOR TO 5:00 P.M., EASTERN DAYLIGHT SAVING TIME, ON MONDAY, MAY 3, 1999.

                                                        DEBRA A. BAKER,
                                                        Senior Vice President
                                                        and Secretary

                                   [UST LOGO]

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

SOLICITATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 4, 1999, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

     Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company's transfer agent, which is tabulating votes cast for the Annual Meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock ("Common Stock") entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. IF YOU WISH TO ATTEND THE ANNUAL MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, YOU SHOULD BRING WITH YOU A PROXY OR LETTER FROM THE BROKER, BANK OR NOMINEE AS EVIDENCE OF YOUR BENEFICIAL OWNERSHIP OF THE SHARES. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

     1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

     2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1999.

     3. The Company has been advised that two resolutions will be offered by stockholders.

     Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholder resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

  Election of Directors

     The Certificate of Incorporation provides for the election of one-third (as near as possible) of the Board annually.

     The Board, upon recommendation of the Nominating and Compensation Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2002. The Board currently consists of nine members.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

     Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 1999.

                                    TABLE I

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                        BUSINESS HISTORY
                                  ----------------                     ----------------
   [JAMES W. CHAPIN     JAMES W. CHAPIN                       Mr. Chapin retired on December 1,
         PHOTO]         Age 69                                1994 and is Of Counsel to the Com-
                        Shares beneficially owned:            pany. He served as Executive Vice
                        Outstanding shares -- 350,953         President and General Counsel from
                        Shares subject to options -- 296,000  September 25, 1991 until the date
                        Present term expires 2001             of his retirement. Mr. Chapin
                        Director since 1994                   joined the Company as General
                                                              Counsel in 1975.

   [JOHN P. CLANCEY     *JOHN P. CLANCEY                      Mr. Clancey has served as President
         PHOTO]         Age 53                                and Chief Executive Officer of Sea-
                        Shares beneficially owned:            Land Service, Inc., a subsidiary of
                        Outstanding shares -- 500             CSX Corporation, since July, 1991.
                        Shares subject to options -- 1,500    Mr. Clancey is a member of the
                        Nominated for term to expire 2002     International Advisory Council of
                        Present term expires 1999             PSA Corp. Ltd., Singapore.
                        Director since 1997

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                        BUSINESS HISTORY
                                  ----------------                     ----------------
 [EDWARD H. DEHORITY    EDWARD H. DEHORITY, JR.               Mr. DeHority is a retired certified
         PHOTO]         Age 68                                public accountant and attorney. He
                        Shares beneficially owned:            was employed by Ernst & Young LLP
                        Outstanding shares -- 2,751           from 1958 to 1988. He served as the
                        Shares subject to options -- 6,000    firm's National Partner in charge
                        Present term expires 2000             of Client Relations from 1972 to
                        Director since 1990                   1978 and the managing partner of
                                                              the Stamford, Connecticut office
                                                              from 1978 to 1987.

   [EISENMAN PHOTO]     ELAINE J. EISENMAN, PH.D.             Dr. Eisenman has served as Execu-
                        Age 50                                tive Vice President -- Human Re-
                        Shares beneficially owned:            sources and Administration of
                        Outstanding shares -- 860             Enhance Financial Services Group,
                        Shares subject to options -- 3,000    Inc. since January 12, 1998. From
                        Present term expires 2000             January, 1997 to January 11, 1998,
                        Director since 1996                   she was a Principal of Global
                                                              Leadership Associates, a firm
                                                              specializing in executive
                                                              succession and leadership
                                                              development. She served as Senior
                                                              Vice President -- Worldwide
                                                              Staffing, Development and
                                                              Succession of American Express
                                                              Company from November 1994 to
                                                              January 1997. She also served as
                                                              Vice President and General Manager
                                                              of Personnel Decisions, Inc., a
                                                              firm specializing in management
                                                              development, from March 1990 to
                                                              November 1994.

  (EDWARD T. FOGARTY    EDWARD T. FOGARTY                     Mr. Fogarty served as Chairman of
         PHOTO)         Age 62                                the Board, Chief Executive Officer
                        Shares beneficially owned:            and President of Tambrands Inc.
                        Oustanding shares -- 2,267            from October, 1996 to July, 1997
                        Shares subject to options -- 0        and as President and Chief
                        Present term expires 2001             Executive Officer of Tambrands Inc.
                        Director since 1997                   from May, 1994 to October, 1996. He
                                                              served as Presi-
                                                              dent -- USA/Canada/Puerto Rico for
                                                              Colgate-Palmolive Company from 1989
                                                              to 1994. Mr. Fogarty also serves as
                                                              a director of Avon Products, Inc.

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                        BUSINESS HISTORY
                                  ----------------                     ----------------
    (GIERER PHOTO)      *VINCENT A. GIERER, JR.               Mr. Gierer has served as Chairman
                        Age 51                                of the Board and Chief Executive
                        Shares beneficially owned:            Officer since December 1, 1993 and
                        Outstanding shares -- 490,770         has served as President since Sep-
                        Shares subject to options -- 810,400  tember 27, 1990. He also served as
                        Nominated for term to expire 2002     Chief Operating Officer from
                        Present term expires 1999             September 27, 1990 to November 30,
                        Director since 1986                   1993. Mr. Gierer has been employed
                                                              by the Company since 1978.

  (P.X KELLEY PHOTO)    *P.X. KELLEY                          General Kelley has served as a
                        Age 70                                Partner with J.F. Lehman & Company,
                        Shares beneficially owned:            a private investment firm since
                        Outstanding shares -- 3,500           March 1, 1998. He served as Vice
                        Shares subject to options -- 6,000    Chairman of Cassidy & Associates, a
                        Nominated for term to expire 2002     government relations firm, from
                        Present term expires 1999             January 1989 to February 1998. He
                        Director since 1992                   served as Commandant of the Marine
                                                              Corps and Member of the Joint
                                                              Chiefs of Staff from July 1983 to
                                                              June 1987. General Kelley also
                                                              serves as a director of
                                                              AlliedSignal Inc., Saul Centers
                                                              Inc., Sturm, Ruger & Company, Inc.
                                                              and Wackenhut Corporation.

(PETER J. NEFF PHOTO)   PETER J. NEFF                         Mr. Neff is as an international
                        Age 60                                business management consultant. He
                        Shares beneficially owned:            served as Chairman of the Board and
                        Outstanding shares -- 500             Chief Executive Officer of Genovo,
                        Shares subject to options -- 1,500    Inc., a gene therapy company, from
                        Present term expires 2000             January 1997 to December 1997. From
                        Director since 1997                   1991 to December 1996, he served as
                                                              President and Chief Executive
                                                              Officer of Rhone-Poulenc, Inc., the
                                                              North American subsidiary of
                                                              Rhone-Poulenc, S.A., the French
                                                              pharmaceutical and chemical com-
                                                              pany. Mr. Neff also serves as a
                                                              director of Homestake Mining
                                                              Company and Envirogen, Inc.

                                  NAME OF NOMINEE*
                                    OR DIRECTOR                        BUSINESS HISTORY
                                  ----------------                     ----------------
 (L.P. WEICKER PHOTO)   LOWELL P. WEICKER, JR.                Mr. Weicker is a Visiting Professor
                        Age 67                                at the University of Virginia. He
                        Shares beneficially owned:            served as a U.S. Senator from 1970
                        Outstanding shares -- 792             to 1988 and as Governor of
                        Shares subject to options -- 4,500    Connecticut from January 9, 1991
                        Present term expires 2001             through January 3, 1995. Mr.
                        Director since 1995                   Weicker also serves as a director
                                                              of Compuware, Phoenix Home Life
                                                              Mutual Funds and HPSC, Inc.

     Messrs. Clancey, Gierer and Kelley are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

     As of January 31, 1999, all directors and executive officers as a group beneficially owned 1,123,963 shares and had exercisable options to acquire 2,219,500 shares, which together represented approximately 2% of the aggregate of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

     The Board held eight meetings during 1998.

COMMITTEES OF THE BOARD

     The Company has an Audit Committee and a Nominating and Compensation Committee.

     The Audit Committee is currently comprised of the following members: Edward
H. DeHority, Jr. -- Chairman, James W. Chapin, Edward T. Fogarty, Peter J. Neff and Lowell P. Weicker, Jr. The Audit Committee, which met five times during 1998, reviews and acts upon and reports to the Board with respect to accounting, reporting, financial practices and controls of the Company. Its responsibilities include oversight of the Company's financial reporting process and review of the adequacy of the Company's systems of internal control. The Audit Committee annually reviews the qualifications and independence of the Company's independent public accountant, the scope and fees of its audit and also reviews its non-audit services and related fees. Upon completion of its review, the Audit Committee makes its recommendation to the Board for the selection of the independent public accountant. The Audit Committee is also responsible for reviewing procedures employed by management to monitor compliance with the Company's Code of Corporate Responsibility.

     The Nominating and Compensation Committee, which met six times during 1998, is currently comprised of the following members: P.X. Kelley -- Chairman, John
P. Clancey, Edward H. DeHority, Jr., Elaine J. Eisenman and Lowell P. Weicker, Jr. This committee's responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. It also administers the Company's stock option plans and reviews and approves stock option grants thereunder. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. Any recommendations should be submitted in writing to the Secretary at the Company's office.

COMPENSATION OF DIRECTORS

     The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. In addition, nonemployee directors receive a supplemental fee of $1,500 per day for the performance of any special assignment as requested from time to time by the Chief Executive Officer. Employee directors receive no additional compensation for their services as directors.

     Effective January 1, 1999, the Company maintains the UST Nonemployee Directors' Restricted Stock Award Plan (the "Restricted Stock Plan"). The Restricted Stock Plan provides for the automatic award to each nonemployee director of 50 shares of restricted stock for each meeting of the Board of Directors attended and 40 shares of restricted stock for each Board Committee meeting attended. The shares of restricted stock vest on the third anniversary date of the award. Dividends on restricted shares are paid to the nonemployee director and all restricted shares may be voted. Ownership may not be transferred until service on the Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election, but vesting will be accelerated in the event of change in control, death, disability or age-related forced retirement from service, pursuant to the Board's retirement policy.

     The Company also maintains the UST Nonemployee Directors' Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant's cessation of membership on the Board.

     The Company also maintains the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that applies to nonemployee members of the Board who are not former employees, whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service, provided, however such period will not exceed 120 months. In addition, the Directors' Plan also provides for a lump sum payment to a deceased director's spouse in the event of a director's death either prior to or subsequent to a director's retirement.

     In addition, the Company maintains the UST Directors' Supplemental Medical Plan (the "Directors' Medical Plan"), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors' Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant's basic medical plan coverage. Coverage continues upon a participant's retirement from the Board for a period equal to the participant's period of service on the Board.

     The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. In addition, nonemployee directors are covered under the Company's group life insurance, accidental death and dismemberment and business travel accident policies.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables, graph and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer ("CEO") and its four most highly compensated current executive officers as of December 31, 1998 and a current officer who, prior to September 24, 1998, was one of the Company's four most highly compensated executive officers other than the CEO (collectively, the "Named Executive Officers").

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                       ANNUAL COMPENSATION      COMPENSATION
                                      ----------------------    ------------
                                                                   AWARDS
                                                                ------------
                                                                 SECURITIES
NAME AND                                                         UNDERLYING        ALL OTHER
PRINCIPAL POSITION              YEAR  SALARY($)    BONUS($)      OPTIONS(#)    COMPENSATION($)(1)
------------------              ----  ---------    ---------    ------------   ------------------
Vincent A. Gierer, Jr.          1998   773,654     1,928,000       90,000            9,600
  Chairman of the Board,        1997   615,000     1,960,000      160,000            9,600
  Chief Executive Officer and   1996   615,000     2,106,533      125,000            9,000
  President

Robert E. Barrett               1998   413,077       917,000       50,000            9,162
  Executive Vice President      1997   340,000       926,000      120,000            8,000
  and President --              1996   340,000       726,522       80,000            7,500
  UST Enterprises Inc.

Richard H. Verheij              1998   311,539     1,086,000       70,000            9,600
  Executive Vice President      1997   300,000     1,086,000      130,000            9,600
  and General Counsel           1996   275,000       738,379       70,000            9,000

Allen C. Shoup                  1998   259,616       605,000       50,000            9,600
  President --                  1997   250,000       605,000       50,000            9,600
  International Wine &          1996   248,077       542,925       20,000            9,000
  Spirits Ltd.

A. Gary Smith                   1998   309,616       740,000       50,000            9,600
  President --                  1997   250,000       750,000       70,000            9,600
  United States Tobacco         1996   248,654       459,011       25,000            9,000
  Company

Robert H. Lawrence, Jr.(2)      1998   295,962       751,000       40,000            9,600
  Senior Vice President and     1997   283,654       751,000       70,000            9,600
  Executive Vice President --   1996   250,000       592,275       30,000            9,000
  United States Tobacco
  Company

---------------

(1) Amounts represent Company matching contributions to the Employees' Savings Plan.
(2) Designated as an Executive Officer through September 23, 1998.

                                   TABLE III

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          GRANT DATE
                                                INDIVIDUAL GRANTS                            VALUE
                             --------------------------------------------------------    -------------
                               NUMBER OF      % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO    EXERCISE OR                   GRANT DATE
                                OPTIONS      EMPLOYEES IN   BASE PRICE     EXPIRATION       PRESENT
NAME                         GRANTED(#)(1)   FISCAL YEAR      $/SHARE         DATE        VALUE($)(2)
----                         -------------   ------------   -----------    ----------    -------------
Vincent A. Gierer, Jr. ....     90,000           6.7           30.66        09/23/08        487,800
Robert E. Barrett..........     50,000           3.7           30.66        09/23/08        271,000
Richard H. Verheij.........     70,000           5.2           30.66        09/23/08        379,400
Allen C. Shoup.............     50,000           3.7           30.66        09/23/08        271,000
A. Gary Smith..............     50,000           3.7           30.66        09/23/08        271,000
Robert H. Lawrence, Jr.....     40,000           3.0           30.66        09/23/08        216,800

---------------
(1) Options granted in 1998 expire in ten years and generally become exercisable ratably over a three year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 6.5 years and expected dividend yield of 4.6 percent. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                           SHARES                            YEAR-END(#)              AT FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Vincent A. Gierer,
  Jr. .................    75,000         410,156      572,100        238,300       4,693,838       762,875
Robert E. Barrett......    13,000          11,063      400,400        156,600       2,469,450       479,175
Richard H. Verheij.....    10,000          20,625      325,100        179,900       1,333,950       569,550
Allen C. Shoup.........       -0-             -0-      200,000         90,000       1,260,675       326,825
A. Gary Smith..........    40,000         748,750      215,100        104,900       1,390,263       349,738
Robert H. Lawrence,
  Jr...................    46,000       1,168,125      361,300         96,700       3,303,675       309,013

                                    TABLE V

                                 PENSION TABLE

                                                    YEARS OF SERVICE
                       --------------------------------------------------------------------------
REMUNERATION              5          10         15         20         25         30         35
------------           --------   --------   --------   --------   --------   --------   --------
$ 200,000............  $ 20,993   $ 41,986   $ 62,978   $ 83,971   $104,964   $125,957   $146,949
   300,000...........    31,993     63,986     95,978    127,971    159,964    191,957    223,949
   400,000...........    42,993     85,986    128,978    171,971    214,964    257,957    300,949
   500,000...........    53,993    107,986    161,978    215,971    269,964    323,957    377,949
   600,000...........    64,993    129,986    194,978    259,971    324,964    389,957    454,949
   700,000...........    75,993    151,986    227,978    303,971    379,964    455,957    531,949
   800,000...........    86,993    173,986    260,978    347,971    434,964    521,957    608,949
   900,000...........    97,993    195,986    293,978    391,971    489,964    587,957    685,949
 1,000,000...........   108,993    217,986    326,978    435,971    544,964    653,957    762,949
 1,100,000...........   119,993    239,986    359,978    479,971    599,964    719,957    839,949
 1,200,000...........   130,993    261,986    392,978    523,971    654,964    785,957    916,949

     The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1996-1998 and bonus for the 1996-1998 years actually paid in 1997-1999. For 1998, the three year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,171,551; Mr. Barrett, $557,299; Mr. Verheij, $496,062; Mr. Shoup,
$389,412; Mr. Smith, $404,088; and Dr. Lawrence, $431,940. As of December 31,
1998, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 21 years; Mr. Barrett, 8 years; Mr. Verheij, 12 years; Mr. Shoup, 18 years; Mr. Smith, 26 years; and Dr. Lawrence, 12 years. Pension Table calculations assume retirement on December 31, 1998 and take into account offsets for social security benefits.

     The Named Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 1998) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $83,308; Mr. Barrett, $219,326; Mr. Verheij, $157,355; Mr. Shoup, $49,912; Mr. Smith, $22,542; and Dr. Lawrence, $124,717.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Gierer (4 years) which sets forth the terms and conditions of his employment and termination of employment with the Company. The stated initial term of the agreement is generally automatically extended, subject to expiration at age 65. In particular, the agreement provides that Mr. Gierer will be entitled to certain severance benefits if the Company terminates his employment for any reason other than death, disability or "cause" or if he terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreement). The benefits consist principally of the continuation over the term remaining in Mr. Gierer's employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to him in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain specified welfare benefit plans in effect for Mr. Gierer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase Mr. Gierer's severance payment as necessary to restore him to the same after-tax position he would have had if the excise tax had not been imposed. In addition, the agreement provides that Mr. Gierer shall resign as Director upon his termination of employment for any reason. Based upon Mr. Gierer's current salary level, the approximate before-tax lump-sum value of the severance payment that would have been payable to him if his employment had terminated on December 31, 1998 following a change in control would be $3.9 million.

     In addition, the Company is party to severance agreements with Messrs. Barrett, Verheij, Shoup, Smith and Lawrence which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two year period following a change in control for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason" (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain specified welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company's employee benefit plans or arrangements that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1998 following a change in control would be as follows: Mr. Barrett, $2.1 million; Mr. Verheij, $2.4 million; Mr. Shoup, $1.8 million; Mr. Smith, $2.2 million; and Dr. Lawrence, $1.6 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee (the "Committee") is comprised of five independent, nonemployee directors. The role of the Committee, among other things, is to (i) review and approve, as appropriate, (a) the broad compensation program of the Company with respect to its officers, including all executive officers ("Executive Officers"), and (b) the various components of the total compensation of the Executive Officers, and (ii) administer the Company's stock option plans and consider and approve stock option grants thereunder.

COMPENSATION POLICY

     The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's strong financial performance over the years. The Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's long-standing policy to link a major portion of total compensation to the Company's performance.

     The Committee's objective for the Company's compensation programs is that total compensation for the Company's officers should fall at approximately the 75th percentile of a Comparator Group selected by an independent consultant which is composed of a cross section of other high performance companies but only if warranted by Company performance. Return on equity and earnings per share ("EPS") growth are the two principal measures of Company performance established by the Committee. The Committee continues to believe that their objective is reflective of the contentious issues which continue to confront the Company and the tobacco industry in general and the need to attract and retain talented executives who can direct growth in a challenging and controversial environment. The Committee's only established target level is the aforementioned goal for total compensation.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

     The Company's compensation program has three principal components, each described more fully below: annual base salaries; annual bonuses awarded under the Company's Incentive Compensation Plan ("ICP"), which is directly linked to Company performance through earnings; and long-term incentives consisting of the grant of stock options under the Company's stock option plan (the "Option Plan"), which reflects the Company's performance through changes in the market price of its common stock. Both the ICP and the Option Plan have been previously approved by stockholders.

     Base Salary. Base salary for the Executive Officers is the component of the Company's compensation program that is least related to Company performance and therefore is intended to be the least portion of total compensation. Base salaries of the Executive Officers as a group constituted 27% of their 1998 cash compensation and 22% of their total 1998 compensation. Base salaries of Executive Officers are generally reviewed every three years and are based upon fixed percentages of the Chief Executive Officer's ("CEO") salary depending on the level of officer.

     ICP. The ICP formula, which was last approved by stockholders in 1980, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid in the year. Up to 50% of the ICP fund may be allocated by the ICP Committee among the Company's officers, including all Executive Officers ("Fund A"). ICP awards to each of the Executive Officers must be approved by the Committee which decides whether to accept or alter the ICP Committee's recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer.

     The 1998 ICP fund represents 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to approximately 1800 employees, including all Executive Officers. In 1998, the Company's net earnings were $455 million, an increase of 4% over the prior year. As a result, the aggregate ICP fund for 1998 increased by 4% over the prior year. The 1998 ICP allocation to Fund A was 39% (41% for 1997) with 61% of the ICP fund being allocated to all other employees ("Fund B"). It was the ICP Committee's intention that the decrease in Fund A would primarily affect those participants in Fund A who are Executive Officers.

     With respect to any year in which the Company's net earnings equal or exceed the prior year's results, the Committee generally awards an executive a bonus that is at least equal to the executive's bonus for the immediately preceding year. The extent to which an Executive Officer's bonus increases or decreases is generally designed to achieve an overall percentage change in the Executive Officer's total cash compensation for the year which is commensurate with the percentage changes for such year in the Company's net earnings or EPS. For 1998, the Committee, in considering awards to each individual Executive Officer, first took into account the Company's increase in net earnings and reviewed with the CEO his assessment of the performance of each other Executive Officer (see discussion below on CEO's compensation). The Committee also took note of the reduced percentage of the ICP Fund that the ICP Committee allocated to Fund A for 1998 (see paragraph immedietely above). Accordingly, for those Executive Officers who received a salary increase in 1998, bonuses were decreased from the prior year in order not to exceed a 4% increase in total cash compensation. For those Executive Officers who did not receive salary increases in 1998, the Committee granted the same awards as in the prior year. As a result, 1998 aggregate ICP awards to the Executive Officers decreased 1% from the prior year and 1998 aggregate cash compensation of the Executive Officers increased 2.5% from the prior year. No Executive Officer's (other than the CEO's) ICP award exceeded 7.3% of Fund A. The aggregate 1998 ICP awards made to the Executive Officers constituted 15% of the aggregate ICP fund and 39% of Fund
A. In addition, the aggregate ICP awards made to the Executive Officers constituted 73% of their aggregate cash compensation for 1998 and 59% of their aggregate total compensation for 1998 (including the long-term component discussed below).

     Stock Options. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plan. Stock options are granted with an exercise price equal to the fair market value of shares of the Company's stock on the date of grant, and the optionee will realize value from an award only if the market price of the Company's stock appreciates. Long-term equity-based compensation serves the Committee's overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company's stock; and it provides an additional incentive to executives to take into account the Company's long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership.

     Individual grants to the Named Executive Officers for 1998 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee's practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of option grants to Executive Officers, the Committee generally considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee's targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. In its consideration of the size of option grants, the Committee also takes into account the number of shares available under the Option Plan which remain to be granted. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer.

     In 1998, the Committee reduced aggregate option awards in an effort to conserve shares of stock available for issuance under the Option Plan, which expires in 2002. As a result, aggregate long-term incentive compensation to Executive Officers decreased 59% from the prior year and constituted 19% of 1998 total compensation. Executive Officers received 26% of the total option shares granted in 1998.

     As a result of decreases in aggregate ICP awards and long-term incentive compensation, 1998 aggregate total compensation for Executive Officers decreased 20% from the prior year. In addition, each Executive Officer's total compensation falls below the 75th percentile of the Comparator Group.

     The Company, in 1996, established guidelines for officers' stock ownership. Under these guidelines, officers are encouraged and expected to obtain and hold company stock (excluding stock obtained through the Employees' Savings Plan) in an effort to align their interests with those of the Company's stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other Executive Officers, this same formula is applied but is based upon three (3) times or two (2) times base salary, depending on position. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

1998 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The CEO's performance is reviewed annually by the Committee and each component of his compensation (base salary, bonus and stock options) is determined by the Committee consistent with its compensation policy as previously discussed. The Committee's evaluation of the CEO's performance is based upon such quantitative factors as the Company's financial performance (net earnings and EPS) as well as such qualitative factors as the implementation of the Company's strategic business plan and the achievement of those business goals established to further the Company's earnings growth and profitability and enhance shareholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

     In reviewing Mr. Gierer's performance in 1998, the Committee recognized his leadership and commitment to the future growth of the Company. Under Mr. Gierer's direction, the Company entered into the Smokeless Tobacco Master Settlement Agreement with attorneys general of various states and U.S. territories, which is intended to help resolve much of the legal and financial uncertainty surrounding the Company.

     As noted in Table II, Mr. Gierer's base salary was increased in 1998. The Committee last considered and increased his salary in 1994 for fiscal year 1995. Mr. Gierer's 1998 ICP award decreased approximately 2% from the prior year and represented 13% of Fund A. As a result of his salary increase, Mr. Gierer's total cash compensation increased commensurately with the Company's increase in net earnings (4%). Mr. Gierer's 1998 long-term incentive compensation decreased 60% as a result of fewer stock options granted during the year, and his 1998 total compensation decreased 17% from the prior year. His total compensation falls significantly below the 75th percentile of total compensation paid to chief executive officers in the Comparator Group.

LIMIT ON THE DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

     The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and the Company's four most highly compensated other executive officers. Specified compensation is excluded for this purpose, including performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code (e.g., ICP awards and stock option awards made through 1996). The Company will continue to review its executive compensation plans and practices with respect to Section 162(m) and, when it deems appropriate, will take further action, as necessary, to ensure tax deductibility of all performance-based compensation paid to its executive officers.

                                          NOMINATING AND COMPENSATION COMMITTEE
                                          P.X. Kelley, Chairman
                                          John P. Clancey
                                          Edward H. DeHority, Jr.
                                          Elaine J. Eisenman
                                          Lowell P. Weicker, Jr.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1998

               AMONG UST INC., S&P TOBACCO INDEX & S&P 500 INDEX

                                                                               S&P TOBACCO
                                        UST INC.          S&P 500 INDEX           INDEX
DEC-93                                     100                 100                 100
DEC-94                                     105                 101                 110
DEC-95                                     131                 139                 172
DEC-96                                     133                 171                 181
DEC-97                                     160                 229                 225
DEC-98                                     159                 294                 273

---------------
(1) Assumes $100 invested on 12/31/93 and held through 12/31/98. Total return assumes reinvestment of dividends.

INDEBTEDNESS OF MANAGEMENT

     Since January 1, 1998, none of the Company's directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at the federal rate in effect under the Internal Revenue Code on the date the loan is made.

                                    TABLE VI

                                                                                    INDEBTEDNESS
                                                    LARGEST AGGREGATE                  AS OF
                                               INDEBTEDNESS DURING 1998(1)      FEBRUARY 12, 1999(1)
                                               ---------------------------      --------------------
Vincent A. Gierer, Jr........................          $2,639,988                    $2,447,363
  Chairman of the Board, Chief Executive
  Officer and President
Robert E. Barrett............................           1,166,110                     1,124,863
  Executive Vice President and President --
  UST Enterprises Inc.
Richard H. Verheij...........................             699,067                       656,180
  Executive Vice President and General
  Counsel
Allen C. Shoup...............................             316,931                       291,931
  President
  -- International Wine & Spirits Ltd.
Robert T. D'Alessandro.......................             239,125                       239,125
  Senior Vice President and Controller
Robert H. Lawrence, Jr.......................             336,727                       260,505
  Senior Vice President and Executive Vice
  President -- United States Tobacco Company

---------------
(1) Interest rates on loans range from approximately 4% to approximately 8%.

PROPOSAL NO. 2

     A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1999.

     The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1999. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

     In connection with its audit of the Company's 1998 financial statements, Ernst & Young LLP read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The following resolution will be offered at the meeting:

         "RESOLVED, that the Board of Directors' selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1999 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (PROPOSAL NO. 2). YOUR APPOINTED PROXIES WILL VOTE YOUR SHARES FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

                             STOCKHOLDER PROPOSALS

     The following Proposal Nos. 3 and 4, which are both printed verbatim, have been submitted by stockholders. The names, addresses and shareholdings of the proponents will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following each proposal, the Board recommends a vote AGAINST Proposal Nos. 3 and 4.

PROPOSAL NO. 3

               "ENSURING THAT TOBACCO ADS ARE NOT YOUTH-FRIENDLY

     WHEREAS: Our company insists its tobacco ad campaigns are not geared to underage youth and has even taken some actions that would indicate it is serious about ensuring that youth do not use our tobacco products;

     -- As concerned shareholders, aware that the future viability of our company's tobacco division is based on ensuring new users, most of whom will continue to use our brands because they began as underage youth;

     -- A 1996 University of British Columbia study found that teenagers are three times as likely as adults to respond to tobacco ads and, on average, whenever a tobacco brand increased its advertising budget by 10%, its share of the adult smoking market grew only 3%, but its share of teen smokers grew 9%.

     -- Tobacco products are the most heavily advertised product in the USA. However, unlike adults, whose consumption patterns do not reflect advertising dollars, the three most advertised tobacco brands in the US are the three used most by underage youth.

     -- Further evidence presented in the New England Journal of Medicine, American Journal of Public Health, and the Journal of Pediatrics had demonstrated that tobacco advertising plays a significant role in stimulating illegal consumption of tobacco by minors.

     -- Such data seems to undermine the stated concern of our company that it is not advertising its tobacco product in any way to influence young people to use our products verses those of our competitors.

     RESOLVED: Shareholders request the Board to implement the following, or its equivalent, as policy for our Company: That, before any promotional, marketing, an/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 14-to-18 age group than groups over 18.

                              SUPPORTING STATEMENT

     We suggest that, in creating this approach to testing, that the testing entity be independent of the company and the tobacco industry, with no possible conflict of interest. Its task will be to determine the effectiveness of the campaign in making a positive impression on two age groups: those 18 and under and those spread evenly between 18 and 45. If the test results on the young focus group show the campaign is equal to or exceeds the effectiveness of the older group the (proposed) campaign shall be terminated.

     If you agree that the independent data showing our company does not advertise in ways that impact underage minors more than adults should be gathered to ensure shareholders we do not target young people, please vote "yes" for this resolution."

                               COMPANY'S RESPONSE

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 3).

     This proposal is part of a continuing personal crusade against the Company and the smokeless tobacco industry by an anti-tobacco activist who has submitted other proposals to the Company in the past, all of which have been overwhelmingly defeated.

     The proposal contains certain assertions which the Company believes are false and misleading. For example, the proponents assert that the Company has only taken "some actions that would indicate that it is serious about ensuring that youth do not use our tobacco products", that "the future viability of our company's tobacco division is based on ensuring new users" who "began as underage youth," and that the data the proponents present "undermine the stated concern of our company that it is not advertising its tobacco products in any way to influence young people to use our products."

     Each of the proponents' statements outlined above creates an extremely false and misleading overall impression of the Company and its advertising activities by alleging and insinuating that the Company targets its advertising activities toward "underage youth" and unjustifiably accusing the Company of illegal activity. The Company has a long-standing policy against the sale of tobacco products to minors and in favor of responsible marketing.

     While sharing the proponents' desire to prevent the use of tobacco products by minors, we disagree with the approach set out in their proposal. The Company already has policies in place whereby it evaluates each of its promotional, marketing, and/or advertising campaigns as to whether they comply with relevant legal requirements, including any prohibitions on the advertising of tobacco products directed toward minors. In addition, the Smokeless Tobacco Master Settlement Agreement recently entered into with attorneys general for various states and U.S. territories contains significant restrictions on the marketing and promotion of the Company's products which specifically address the concerns raised by the proponent in the proposal. Specifically, provisions of consent decrees, entered in virtually every state and subject to continuing judicial oversight, specifically prohibit the Company from targeting youth in the advertising, promotion or marketing of its tobacco products. Furthermore, the Company does not believe that the suggestions of the proponents are practical from a commercial point of view.

     Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 4

        "TOBACCO EXECUTIVES' COMPENSATION AND REDUCTION OF TEEN TOBACCO

                                      UST

     WHEREAS our Company's executives consistently state they adamantly oppose tobacco use by minors. To this end they gave initial agreement to a set of goals to achieve that end as outlined in the now-abandoned National Tobacco Settlement Proposal ("settlement").

     Despite the non-agreement, in the negotiations our company agreed to link economic penalties for the company if teen tobacco use did not decrease. In acceding to this dimension of the "settlement" our Company agreed to the payment of fines if tobacco use by teenagers would not drop drastically by specific dates. Under the penalty section of the proposed "settlement," tobacco use by people 18 or younger must fall 25% by the fifth year, 35% by the seventh year and 45% by the tenth year. For each percentage point representing failure to meet these targets, tobacco companies agreed as a group to pay an $80 million fine, up to a maximum of $2 billion annually.

     Our Company's management agreed to the now defunct proposed "settlement", including these penalties, knowing the evidence that has shown that the majority of those addicted to the nicotine in tobacco began tobacco use as minors. This would mean any consequent decline in youth consumption could, in the long term, have serious economic implications on future domestic sales of our company's tobacco products. Consequently, such an agreement could adversely affect shareholder returns.

     While fines may adversely affect stock price and stockholder dividends the agreement in the now-defunct settlement seemingly did not negatively affect executive compensation.

     We believe that the managers, as those responsible for developing strategies to achieve these goals, should share in the success or failure of their strategies.

     We also believe that, even though the "settlement" failed, the penalties agreed-upon should be voluntarily embraced by our Company for itself at all levels, including the executives, if our stated goal of reducing consumption by minors is not met.

     RESOLVED: shareholders request that the Board voluntarily create a formula linking future executive compensation packages with achievement of specific decreases in teen consumption of our company's brands, using the terms of the now-defunct "settlement" as a guide. Included in the formula should be penalties for executives when the company is not in compliance with the goals determined as well as rewards for meeting these goals.

                              SUPPORTING STATEMENT

     Since our company has already indicated agreement with youth reduction goals as outlined in the National Settlement, this request is not contingent on approval of the "settlement". If you agree that all parties should bear responsibility for reducing teen tobacco use, including the executives who agree to and must oversee implementation of plans geared to insure such reductions, please vote "yes" for this resolution."

                               COMPANY'S RESPONSE

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 4).

     The proponent of this proposal has submitted other proposals to the Company in the past either alone or with others, each of which has been overwhelmingly defeated.

     This proposal contains certain assertions with which the Company strongly disagrees. For example, the proposal gives the impression that the Company encourages the use of its smokeless tobacco products by minors. To the contrary, the Company has a long-standing policy against the sale of tobacco products to minors.

     Furthermore, the proponent's implication that the use of smokeless tobacco products by minors is increasing is false and misleading. In fact, in a report entitled Healthy People 2000 Review, 1992, the Department of Health and Human Services ("HHS") established the goal of reducing smokeless tobacco use by teenage males to 4 percent by the year 2000. HHS' 1995 report entitled Healthy People 2000 Midcourse Review and 1995 Revisions reported that "[f]or males 12-17, smokeless tobacco use has declined from 6.6 percent in 1988 to 3.9 percent in 1993." On August 6, 1997, Secretary of Health and Human Services Donna Shalala also highlighted a reduction of smokeless tobacco use by all 12-17 year olds from 2.8 percent in 1995 to 1.9 percent in 1996, based on data from the 1996 National Household Drug Survey. HHS' reports confirm that smokeless tobacco use in 1997 by both males 12-17 and all 12-17 year olds continued to be below the Federal government's goal for the year 2000, and other surveys report a continuing downward trend.

     The Company also believes, as a substantive matter, that the proposal is not in the best interest of the Company or its stockholders. In particular, in contrast to the point of view presented in the proposal, there are numerous factors which must be considered in determining compensation for officers and employees. As described more fully in the Compensation Committee Report on Executive Compensation, less than 30% of an executive's compensation is fixed in the way of salary, while the remainder is based on the performance of the Company and its stock. The Board of Directors believes that tying in excess of 70% of an executive's anticipated compensation to performance is the best way of aligning executive compensation and stockholder interests and ensuring that executive compensation reflects all relevant factors.

     In addition, the Board of Directors does not believe that tying compensation specifically to the level of underage consumption of smokeless tobacco products, especially if the prior proposed settlement is to be used as a guide, would be appropriate for a number of reasons. First, the prior proposed settlement, as the proponent acknowledges, was rejected by anti-tobacco activists and others and has been abandoned. Second, the Company recently entered into the Smokeless Tobacco Master Settlement Agreement with attorneys general for various states and U.S. territories which specifically addresses the concerns regarding access to smokeless tobacco products by minors. Third, usage of the Company's products by minors is subject to a number of factors which are beyond the control of the Company and its management. As a result, management's efforts may or may not be reflected in decreases in usage by minors. Fourth, such a test, in and of itself, may not be a direct measure of stockholder value. Fifth, to the extent that it is a measure of stockholder value, it will be reflected in an executive's compensation, as described above, in that in excess of 70% of compensation is based on the performance of the Company and its stock. Sixth, in any event, usage of smokeless tobacco products by minors is already low and on a downward trend overall.

     Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1998 all Section 16(a) filing requirements applicable to such individuals were complied with except for John P. Clancey, who inadvertently failed to file a Form 4 reflecting a purchase of 500 shares of Company stock. The purchase of such shares has been reflected on the Form 5 filed by Mr. Clancey with respect to 1998.

                         INFORMATION RESPECTING PROXIES

     Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

     Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $20,000.

                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2000 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 26, 1999.

     In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2000 Annual Meeting, notice of such must be received by the Secretary at the Company's office no later than February 4, 2000. Notice must be received by such date if the matter is to be considered "timely" under Rule 14a-4(c) of the Securities Exchange Act of 1934. A copy of the By-Laws may be obtained by writing to the Secretary.

                                 OTHER BUSINESS

     The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

                                  VOTING STOCK

     As of March 4, 1999, the record date for the 1999 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 178,186,946 shares of Common Stock (each entitled to one vote).

     Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 89,093,474 votes is required for a quorum.

                                          By Order of the Board of Directors,

                                          DEBRA A. BAKER
                                          Senior Vice President and Secretary

                                  DETACH HERE
-------------------------------------------------------------------------------



                                     PROXY



                                      UST



                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 4, 1999



     The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 4th day of May 1999, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.


----------------                                                ----------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                             SIDE
----------------                                                ----------------

                       INSTRUCTIONS FOR VOTING YOUR PROXY

Record holders have three alternative ways of voting their proxies.

1. By Telephone (using a touch-tone telephone)
2. Through the Internet (using a browser)
3. By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 P.M. E.S.T., May 3, 1999.

TELEPHONE VOTING:

- THERE IS NO CHARGE FOR THIS TOLL-FREE CALL.
- On a Touch Tone Telephone call TOLL FREE 1-877-PRX-VOTE (1-877-779-8683) 24 hours per day - 7 days a week.
- You will be asked to enter the Control Number which is located above your name and address below.
- Have your proxy card ready, then follow these instructions:

                                   OPTION #1:
    To vote AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS, press 1.

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

                                   OPTION #2:
          If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2.

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

INTERNET VOTING:

- As with all Internet access, usage or server fees must be paid by the user (stockholder).
- Visit our Internet voting site at http://www.eproxyvote.com/ust and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

VOTING BY MAIL:

- Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

 If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. Please note that the last vote received whether by telephone, Internet or mail, regardless of the date executed, will be the vote counted.
                             THANK YOU FOR VOTING.

                                  DETACH HERE

     PLEASE MARK
     VOTES AS IN
/X/  THIS EXAMPLE.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2:

1. Election of Directors.
   NOMINEES: (01) J.P. Clancey, (02) V.A. Gierer, Jr., (03) P.X. Kelley

  FOR          WITHHELD
  ALL          FROM ALL
NOMINEES       NOMINEES

  / /            / /

For all nominees except vote withheld from the following

  / / __________________________________________________

2. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 1999.

  FOR     AGAINST     ABSTAIN

  / /       / /         / /



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS 3 AND 4.

                              FOR       AGAINST        ABSTAIN
3. Stockholder Proposal.      / /         / /            / /

4. Stockholder Proposal.      / /         / /            / /

And in their discretion, upon such other business as may properly come before the meeting.

  MARK HERE                    MARK HERE
 FOR ADDRESS                  IF YOU PLAN
 CHANGE AND                    TO ATTEND
NOTE AT LEFT / /              THE MEETING / /

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:_________________ Date:______ Signature:_________________ Date:______

                              WACHOVIA BANK, N.A.

                        UST Inc. EMPLOYEES' SAVINGS PLAN

As a participating employee in the UST Inc. Employees' Savings Plan, YOU ARE ENTITLED TO GIVE WACHOVIA BANK, N.A., THE TRUSTEE UNDER THE PLAN, VOTING INSTRUCTIONS on the instruction card attached below if you wish to vote the shares of the Company's common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders to be held on May 4, 1999. The Trustee cannot vote your shares without instructions from you. Your instructions to the Trustee will be confidential. Accordingly, a Notice of the 1999 Annual Meeting and Proxy Statement, confidential instruction card, and 1998 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

                                  DETACH HERE
--------------------------------------------------------------------------------

                                      UST


                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 4, 1999
                            EMPLOYEES' SAVINGS PLAN


     The undersigned hereby directs Wachovia Bank, N.A. as Trustee of the UST Inc. Employees' Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned's account at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 4th day of May 1999, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.


     THE SHARES REFLECTED ON THIS INSTRUCTION CARD WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES REFLECTED ON THIS INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.


----------------                                                ----------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                             SIDE
----------------                                                ----------------

                 INSTRUCTIONS FOR VOTING YOUR INSTRUCTION CARD

There are three alternative ways of voting your Instruction Card.

1. By Telephone (using a touch-tone telephone)
2. Through the Internet (using a browser)
3. By Mail (traditional method)

Your telephone or Internet vote authorizes the Trustee proxies to vote your shares in the same manner as if you marked, signed, and returned a proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 P.M. E.S.T., April 29, 1999.

TELEPHONE VOTING:

-  THERE IS NO CHARGE FOR THIS TOLL-FREE CALL.

- On a Touch Tone Telephone call TOLL FREE 1-877-PRX-VOTE 24 hours per day - 7 days a week.

- You will be asked to enter the Control Number which is located above your name and address below.

-  Have your instruction card ready, then follow these instructions:

--------------------------------------------------------------------------------
   OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS, press 1.
--------------------------------------------------------------------------------

        YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

--------------------------------------------------------------------------------
     OPTION #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2.
--------------------------------------------------------------------------------

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

INTERNET VOTING:

-  As with all Internet access, usage or server fees must be paid by the user.

- Visit our Internet voting site at http://www.eproxyvote.com/ust and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

VOTING BY MAIL:

- Please mark, sign and date your instruction card and return it in the postage-paid envelope provided.

--------------------------------------------------------------------------------
 If you vote via telephone or the Internet, it is not necessary to return your instruction card by mail. Please note that the last vote received whether by telephone, Internet or mail, regardless of the date executed, will be the vote counted. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------

                                  DETACH HERE
================================================================================



       PLEASE MARK
/ X /  VOTES AS IN
       THIS EXAMPLE.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.


                                                                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                             AGAINST THE FOLLOWING STOCKHOLDER
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2:                       PROPOSALS 3 AND 4.
------------------------------------------------------------------   ----------------------------------------------------

                                                                                               FOR     AGAINST    ABSTAIN
1. Election of Directors           2. To ratify and approve Ernst    3. Stockholder Proposal. /  /      /   /       /  /
NOMINEES: (01) J.P. Clancey,          & Young LLP as independent
          (02) V.A. Gierer, Jr.,      auditors of the Company for    4. Stockholder Proposal. /  /      /   /       /  /
          (03) P.X. Kelley            the year 1999.

  FOR      WITHHELD
  ALL      FROM ALL
NOMINEES   NOMINEES                       FOR     AGAINST   ABSTAIN
  /  /       /  /                        /  /      /  /     /  /

For all nominees except vote
withheld from the following:

/ /
   ---------------------------

------------------------------------------------------------------   ----------------------------------------------------
                                                                      And in their discretion, upon such other business
                                                                      as may properly come before the meeting.

                                                                      MARK HERE
                                                                      FOR ADDRESS   /   /
                                                                      CHANGE AND
                                                                      NOTE AT LEFT

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated.



Signature:                                   Date:
          ----------------------------------      ------------------